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                                 EXHIBIT 99.1


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                            AURORA ELECTRONICS, INC.

                       1995 EMPLOYEE STOCK PURCHASE PLAN

SECTION 1  PURPOSE OF PLAN

The Aurora Electronics, Inc. 1995 Employee Stock Purchase Plan (the "Plan") is intended to provide a method by which eligible employees of Aurora Electronics, Inc. ("Aurora") and of such of Aurora's subsidiaries as Aurora's Board of Directors (the "Board of Directors") may from time to time designate (such subsidiaries, together with Aurora, being hereinafter referred to as the "Company") may use voluntary, systematic payroll deductions to purchase shares of the Common Stock of Aurora (the "Stock") and thereby acquire an interest in the future of the Company. For purposes of the Plan, a "subsidiary" is any corporation in which Aurora owns, directly or indirectly, stock possessing 50% or more of the total combined voting power of all classes of stock.

SECTION 2  OPTIONS TO PURCHASE STOCK

Under the Plan, there is available an aggregate of not more than 350,000 shares of Stock (subject to adjustment as provided in Section 15) for sale pursuant to the exercise of options ("Options") granted under the Plan to employees of the Company ("Employees") who meet the eligibility requirements set forth in Section 3 hereof ("Eligible Employees"). The Stock to be delivered upon exercise of Options under the Plan may be either shares of authorized but unissued Stock or shares of reacquired Stock, as the Board of Directors may determine.

SECTION 3  ELIGIBLE EMPLOYEES

Except as otherwise provided below, each individual who is an Employee of the Company, who has a customary working schedule of at least 20 hours per week, and who has been an Employee for at least 90 days will be eligible to participate in the Plan.

(a) Any Employee who immediately after the grant of an option to him would (in accordance with the provisions of Sections 423 and 424(d) of the Internal Revenue Code of 1986, as amended (the "Code"), own stock possessing 5% or more of the total combined voting power or value of all classes of stock of the employer corporation or of its parent or subsidiary corporations, as defined in Section 424 of the Code, will not be eligible to receive an option to purchase stock pursuant to the Plan.

(b) No Employee will be granted an option under the Plan which would permit his or her rights to purchase shares of stock under all employee stock purchase plans of the Company and parent and subsidiary corporations to accrue at a rate which exceeds $25,000.00 of fair market value of such stock (determined at the time the option is granted) for each calendar year during which any Option granted to such Employee is outstanding at any time, as provided in Sections 423 and 424 (d) of the Code.

(c) No Employee will be granted an option under the Plan which would permit his or her rights to purchase shares of Stock to accrue at a rate which exceeds $20,000.00 in fair market value such Stock (determined at the time the option is granted) for each calendar year during which any such Option granted to such Employee is outstanding at any time.




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SECTION 4  METHOD OF PARTICIPATION

Each of the periods during which this Plan remains in effect is hereinafter referred to as a "Purchase Period". Purchase Periods shall be of three-months duration to commence on October 1,1994. Each person who will be an Eligible Employee on the first day of a Purchase Period may elect to participate in the Plan by executing and delivering, at least 15 days prior to such day, a payroll deduction authorization in accordance with Section 5. Such Employee will thereby become a participant ("Participant") for such Purchase Period and for each subsequent consecutive Purchase Period, subject to Section 5 below.

SECTION 5  PAYROLL DEDUCTION

The payroll deduction authorization will request withholding at a rate (in whole percentages) of not less than 1% nor more than 15% from the Participant's Compensation by means of substantially equal payroll deductions over the Purchase Period. The payroll deduction authorization will remain in effect for consecutive subsequent Purchase Periods unless changed or revoked by the Participant pursuant to this Section 5. For purposes of the Plan, "Compensation" will mean all compensation paid to the Participant by the Company and currently includible in his or her income, including bonuses, commissions and other amounts includible in the definition of compensation provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code or contributed under a salary reduction agreement pursuant to Section 125 of the Code, but not including payments under stock option plans and other employee benefit plans or any other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code. A Participant may reduce the withholding rate of his or her payroll deduction authorization by one or more whole percentage points (but not to below 1%) at any time during a Purchase Period by delivering written notice to the Company, such reduction to take effect prospectively as soon as practicable following receipt of such notice by the Company. A Participant may increase or reduce the withholding rate of his or her payroll deduction authorization for a future Purchase Period, or cease participation entirely for a future Purchase Period, by written notice delivered to the Company at least 15 days prior to the first day of the Purchase Period as to which the change is to be effective. All amounts withheld in accordance with a Participant's payroll deduction authorization will be credited to a withholding account for such Participant.

SECTION 6  GRANT OF OPTIONS

Each person who is a Participant on the first day of a Purchase Period will as of such day be granted an Option for such Purchase Period. Such Option will be for the number of shares (not in excess of the global share maximum as hereinafter defined) of Stock to be determined by dividing (i) the balance in the Participant's withholding account on the last day of the Purchase Period, by (ii) the purchase price per share of the Stock determined under Section 7. For purposes of the preceding sentence, the global share maximum with respect to any Option for any Purchase Period shall be the largest number of shares which, when multiplied by the fair market value of a share of Stock at the beginning of the Purchase Period, produces a dollar amount of $5,000.00 or less. The number of shares of Stock receivable by each Participant upon exercise of his or her Option for a Purchase Period will be reduced, on a substantially proportionate basis, in the event that the number of shares than available under the Plan is otherwise insufficient.




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SECTION 7  PURCHASE PRICE

The purchase price of Stock issued pursuant to the exercise of an Option will be 85% of the fair market value of the Stock at (a) the time of grant of the Option or (b) the time at which the Option is deemed exercised, whichever is less. Fair market value on any given day will mean the Closing Price of the Stock on such day (or, if there was no Closing Price on such day, the latest day prior thereto on which there was a Closing Price). The "Closing Price" of the Stock on any business day will be the last sale price as reported on the principal market on which the Stock is traded or, if no last sale is reported, then the mean between the highest bid and lowest asked prices on that day. A good faith determination by the Board of Directors as to fair market value shall be final and binding.

SECTION 8  EXERCISE OF OPTIONS

Each Employee who is a Participant in the Plan on the last day of a Purchase Period will be deemed to have exercised on the last day of the Purchase Period the Option granted to him or her for that Purchase Period. Upon such exercise, the balance of the Participant's withholding account will be applied to the purchase of the number of shares of Stock determined under
Section 6.

Notwithstanding anything herein to the contrary, Aurora Electronics' obligation to issue and deliver shares of Stock under the Plan is subject to the approval required of any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by the Company with other applicable legal requirements in effect from time to time, including without limitation any applicable tax withholding requirements.

SECTION 9  INTEREST

No interest will be payable on withholding accounts.

SECTION 10 CANCELLATION AND WITHDRAWAL

A Participant who holds an Option under the Plan may at any time prior to exercise thereof under Section 8 cancel such Option as to all (but not less than all) the shares subject or to be subject to such Option by written notice delivered to the Company. Upon such cancellation, the balance in his or her withholding account will be returned to him or her.

A participant may terminate his or her payroll deduction authorization as of any date by written notice delivered to the Company and will thereby cease to be a Participant as of such date. Any Participant who voluntarily terminates his or her payroll deduction authorization prior to the last business day of a Purchase Period will be deemed to have canceled his or her Option. Any Participant who cancels an Option or terminates his or her payroll deduction authorization may as of the beginning of a subsequent Purchase Period again become a Participant in accordance with Section 4; provided, however, that any such Participant who is at the time subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), may not again become a Participant until at least six months have elapsed after the date on which he or she ceased to be a Participant.




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SECTION 11 TERMINATION OF EMPLOYMENT

Subject to Section 12, upon the termination of a Participant's service with the Company for any reason, he or she will cease to be a Participant, and any Option held by such Participant under the Plan will be deemed canceled, the balance of his or her withholding account will be returned to him or her, and he or she will have no further rights under the Plan.

SECTION 12 DEATH OF PARTICIPANT

A Participant may file a written designation of beneficiary specifying who is to receive any Stock and/or cash credited to the Participant under the Plan in the event of the Participant's death, which designation will also provide for the election by the Participant of either (i) cancellation of the Participant's Option upon his or her death, as provided in Section 10 or
(ii) application as of the last day of the Purchase Period of the balance of the deceased Participant's withholding account at the time of death to the exercise of his or her Option, pursuant to Section 8 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option. A designation of beneficiary and election may be changed by the Participant at any time, by written notice. In the event of the death of a Participant and receipt by Aurora Electronics of proof of the identity and existence at the Participant's death of a beneficiary validly designated by him or her under the Plan, Aurora Electronic will deliver to such beneficiary such Stock and/or cash to which the beneficiary is entitled under the Plan. Where the Participant has elected option (ii) above but there is no surviving designed beneficiary, Aurora Electronic will deliver such Stock and/or cash to the executor or administrator of the estate of the Participant. No beneficiary will, prior to the death of the Participant by whom he or she has been designated, acquire any interest in any Stock or cash credited to the Participant under the Plan.

SECTION 13 PARTICIPANT'S RIGHTS NOT TRANSFERABLE

All Participants will have the same rights and privileges under the Plan. Each Participant's rights and privileges under any Option may be exercisable during his or her lifetime only by him or her, and may not be sold, pledged, assigned, or transferred in any manner. In the event any Participant violates the terms of the Section, any Option held by him or her may be terminated by the Company and upon return to the Participant of the balance of his or her withholding account, all his or her rights under the Plan will terminate.

SECTION 14 EMPLOYMENT RIGHTS

Nothing contained in the provisions of the Plan will be construed to give to any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time. The loss of existing or potential profit in Options will not constitute an element of damages in the event of termination of employment for any reason, even if the termination is in violation of an obligation to the Participant.

SECTION 15 CHANGE IN CAPITALIZATION

In the event of any change in the outstanding Stock of Aurora Electronic by reason of a stock dividend, split-up, recapitalization, merger, consolidation, reorganization, or other capital change, after the effective date of the Plan, the aggregate number of shares available under the Plan, the number of shares under Options granted but not exercised, and the Option price will be appropriately adjusted.




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SECTION 16 ADMINISTRATION OF PLAN

The Plan will be administered by the Compensation Committee of the Board of Director. The Compensation Committee is authorized to take such actions as may be necessary to carry out the provisions and purposes of the Plan and shall have the authority to control and manage the operation and administration of the Plan. The Compensation Committee shall have the authority to make, and from time to time, revise, rules and regulations for the administration of the Plan. In order to effectuate the purposes of the Plan, the Compensation Committee shall have the discretionary power to construe and interpret the Plan, to supply any omissions therein, to reconcile and correct any errors or inconsistencies, to decide any questions in the administration and application of the Plan, and to make equitable adjustments for any mistakes or errors made in the administration of the Plan, and all such actions or determinations made by the Compensation Committee, and the application of rules and regulations to a particular case or issue by the Compensation Committee, in good faith, shall not be subject to review by anyone, but shall be final, binding and conclusive on all persons ever interested hereunder. In construing the Plan and in exercising its power under provisions requiring Compensation Committee approval, the Compensation Committee shall attempt to ascertain the purpose of the provisions in question and when such purpose is known or reasonably ascertainable, such purpose shall be given effect to the extent feasible. Likewise, the Compensation Committee is authorized to determine all questions with respect to the individual rights of all Participants and their beneficiaries, if any, under this Plan.

SECTION 17 AMENDMENT AND TERMINATION OF PLAN

Aurora Electronics reserves the right, at anytime or from time to time, by action of its Board of Directors, to amend in whole or in part any or all of the provisions of this Plan.; provided, however, that any amendment relating to the aggregate number of shares which may be issued under the Plan (other than an adjustment provided for in Section 15) or to the Employees (or class of Employees) eligible to receive Options under the Plan will have no force or effect unless it is approved by the shareholders within twelve months before or after its adoption.

The Plan shall terminate automatically following the end of the second Purchase Period beginning in 2005; provided, however, that the Board of Directors in its discretion may extend the Plan for one or more Purchase Periods. The Plan may be earlier suspended or terminated by the Board of Directors, but no such suspension or termination will adversely affect the rights and privileges of holders of outstanding Options. The Plan will terminate in any case when all or substantially all the Stock reserved for the purposes of the Plan has been purchased.

SECTION 18 INDEMNIFICATION OF COMPENSATION COMMITTEE

Members of the Compensation Committee shall be indemnified and entitled to reimbursement of their expenses pursuant to the Company's Certificate of Incorporation and Bylaws to the same extent as if they were directors of the Company.

SECTION 19 APPROVAL OF SHAREHOLDERS

The Plan is subject to the approval of the shareholders of Aurora
Electronics, which approval must be secured within twelve months before or after the date the Plan is adopted by the Board of Directors, and any Option granted hereunder prior to such approval is conditioned on such approval being obtained prior to the exercise thereof.




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IN WITNESS WHEREOF, the Company has caused this Plan to be executed on its behalf the ___ day of ________________ , 1995.


AURORA ELECTRONICS, INC.



By: _________________________________




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